Exhibit B

The following letter was sent by Chordiant Software to partners commencing on March 15, 2010. This letter has also been posted on Chordiant’s website.

March 15, 2010

Dear Chordiant Partner,

We have exciting news to share with you. Chordiant has entered into a definitive agreement to be acquired by Pegasystems, a combination that greatly enhances our ability to meet your growing requirements.

Chordiant and Pegasystems have a shared vision to develop the next generation of Customer Experience Software that will combine the back-office and front-office solutions aimed squarely at improving the customer experience and improving customer lifetime value for their respective clients.

In case you are not familiar with Pegasystems, let me share a bit of information with you. Pegasystems is a publicly-traded company headquartered in Cambridge, MA. They are an industry leader in Business Process Management (BPM) software solutions. They help some of the world’s largest organizations achieve new levels of agility, become more competitive, and innovate in ways they often did not know were possible. Their patented Build for Change® technology enables organizations to realize rapid and significant business returns.

Many of the leading global systems integrators, who are part of Pegasystems’ growing alliance program, have also built practices around Chordiant software. This combination will enable an expanded partner network to enhance their practices and realize incremental growth.

We expect to close this transaction in the next couple of months. Prior to closing, the businesses are required to operate as separate entities. Integration planning will take place as allowed under applicable laws and information will be communicated to you as it becomes available. Your primary points of contact in alliances, sales and customer support will remain the same.

Chordiant’s business solutions will continue to evolve as an integrated component of the Pega Smart BPM architecture. After the close of the transaction, a product direction covering BPM, CRM and Decision Management will be presented to the market.

For now, it’s business as usual. But if you have any questions, please contact Chordiant’s senior vice president of Marketing and CMO, Marchai Bruchey at marchai.bruchey@chordiant.com. We will continue to provide you with world-class software, support and professional services to help you meet your revenue objectives.

Thank you in advance for your continued support of Chordiant during this change in ownership.

Sincerely,

Steven R. Springsteel

President & CEO

Chordiant Software

Additional Information About the Proposed Transaction and Where To Find It

This document is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company. Stockholders of the Company are urged to read the relevant tender offer documents when they become available because they will contain important information that stockholders should consider before making any decision regarding tendering their shares. At the time the tender offer is commenced, Pegasystems Inc. and Maple Leaf Acquisition Corp. will file tender offer materials with the U.S. Securities and Exchange Commission, and the Company will file a Solicitation/Recommendation Statement with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement will contain important information, which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all stockholders of the Company at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the Commission’s web site at www.sec.gov. Free copies of these documents will be made available by Pegasystems Inc. by mail to 101 Main Street, Cambridge, MA 02142-1590.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, the Company and Pegasystems Inc. file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by the Company or Pegasystems Inc. at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Company’s and Pegasystems Inc.’s filings with the Commission are also available to the public from commercial document-retrieval services and at the website maintained by the Commission at http://www.sec.gov.